Exhibit 23(e)(iv) under Form N-1A
Exhibit 1 under Item 601/Reg. S-K

Exhibit I
to the
Distributor's Contract

Federated Ultrashort Bond Fund
Institutional Shares

     In consideration of the mutual covenants set forth in the Distributor's Contract dated December 1, 1993 between Federated Total Return Series, Inc. and Federated Securities Corp., Federated Total Return Series, Inc. executes and delivers this Exhibit on behalf of the Funds, and with respect to the Institutional Shares thereof, first set forth in this Exhibit.

     Witness the due execution hereof this 18th day of February, 2000.

              FEDERATED TOTAL RETURN SERIES, INC.

              By: /s/ J. Christopher Donahue
              Name: J. Christopher Donahue
              Title: Executive Vice President

              FEDERATED SECURITIES CORP.

              By:/s/ Davis M. Taylor
              Name: David M. Taylor
              Title: Executive Vice President